Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2016 RESULTS

13% growth in life insurance policies issued

10% increase in life insurance licensed representatives to 115,345

6% increase in average client asset values to a record of $50.7 billion

25% growth in diluted EPS and diluted operating EPS to $1.22

19.1% net income return on stockholders’ equity (ROE) and 20.3% net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, November 9, 2016 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2016.  In the third quarter, total revenues and operating revenues both increased 8% to $383.6 million and $383.7 million, respectively, and net income grew 18% (17% on an operating basis) to $58.0 million compared with the third quarter of 2015.   Net earnings per diluted share (EPS) and net operating earnings per diluted share both increased 25% to $1.22 compared with $0.98 in the third quarter of 2015, driven by earnings growth and ongoing share repurchases.  ROE expanded to 19.1% and operating ROAE expanded to 20.3% in the current period versus 16.8% and 17.7%, respectively, in the prior year period.

Third quarter results reflect the continued strength in the Term Life business with ongoing growth in policies issued.  Net premiums grew 12% year-over-year and claims experience was below historical levels.  Investment and Savings Products (ISP) performance improved reflecting higher average client asset values, partially offset by slightly lower ISP sales versus the prior year period.

Glenn Williams, Chief Executive Officer said, “Strong core performance combined with recent share repurchases drove 25% growth in EPS and a 230 basis point increase in ROE compared to the third quarter a year ago.  We delivered double-digit increases in the size of our life insurance licensed sales force and term life insurance policies issued year-over-year. Our sales force leadership, successful execution of building distribution and significant capital deployment position us to continue to deliver value for our stakeholders.”

Distribution & Segment Results

Distribution Results
	Q3 2016	Q3 2015	% Change	Q2 2016	% Change
Life Licensed Sales Force (1)	115,345	104,702	10%	112,365	3%
Recruits	73,706	65,945	12%	65,273	13%
New Life-Licensed Representatives	11,739	11,160	5%	12,171	(4)%
Life Insurance Policies Issued	75,374	66,658	13%	77,384	(3)%
Life Productivity (2)	0.22	0.22	*	0.23	*
ISP Product Sales ($ billions)	$1.34	$1.37	(2)%	$1.47	(9)%
Average Client Asset Values ($ billions)	$50.68	$47.96	6%	$48.94	4%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
*     Not calculated

Segment Results
	Q3 2016	Q3 2015	% Change	Q2 2016	% Change
	($ in thousands)
Operating Revenues: (1)
Term Life Insurance	$222,598	$197,204	13%	$210,559	6%
Investment and Savings Products	130,080	128,597	1%	132,608	(2)%
Corporate and Other Distributed Products	30,983	30,167	3%	32,387	(4)%
Total operating revenues (1)	$383,661	$355,968	8%	$375,553	2%

Operating Income (loss) before income taxes:(1)
Term Life Insurance	$58,137	$46,519	25%	$58,017	*
Investment and Savings Products	35,760	34,811	3%	36,065	(1)%
Corporate and Other Distributed Products	(5,425	(6,118)	(11)%	(5,642)	(4)%
Total operating income before income taxes (1)	$88,472	$75,212	18%	$88,440	*

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
*     Less than 1%.

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters drove 10% year-over-year growth in the life insurance licensed sales force to 115,345 representatives at the end of the third quarter.  Recruiting of new representatives increased 12% and new life insurance licenses grew 5% from the year ago period.  On a sequential quarter basis, recruiting increased 13% and new life insurance licenses declined 4% from the second quarter.

Term Life Insurance.  In the third quarter of 2016, term life insurance policies issued increased 13% year-over-year driven by the larger life insurance licensed sales force and productivity of 0.22 policies per life insurance licensed representative per month, which continues to be at the top end of the historical productivity range.  Term Life revenues increased 13% to $222.6 million compared with the year ago period driven by a 12% increase in net premiums from increased levels of issued policies in recent years and the growth in the in force business not subject to IPO-related coinsurance agreements.  Income before income taxes grew 25% to $58.1 million year-over-year.  Claims experience during the third quarter was approximately $3 million below historical levels and led to benefits and claims growing slower than net premiums.  Persistency experience was slightly lower versus the prior year period which also contributed to slower growth in benefits and claims, but led to higher growth in deferred acquisition costs (DAC) amortization relative to net premiums.  Insurance expenses grew year-over-year largely due to $2.3 million of higher technology spending to enhance our sales force support system’s mobile application and accommodate increased capacity.

Investment and Savings Products (ISP).  In the third quarter, ISP revenues increased 1% to $130.1 million and income before income taxes grew 3% to $35.8 million compared with the year ago period.  Results reflect a 2% year-over-year decline in product sales to $1.34 billion as U.S. retail mutual fund sales increased 9% and fixed indexed annuities sales increased 32% while variable annuity sales declined 22%, consistent with industry trends.  Average client asset values increased 6% to a record $50.7 billion and account-based revenue increased 4% versus the prior year period.  Positive Canadian market performance and lower segregated fund redemptions in the third quarter of 2016 led to a $0.8 million deceleration of DAC amortization in the period, and a year-over-year improvement of $1.7 million.  ISP expenses increased from the year ago period largely due to $1.7 million of implementation costs related to the Department of Labor’s (DOL) Fiduciary Rule in the third quarter.

Corporate and Other Distributed Products (C&O).  The C&O segment operating revenues were $31.0 million, and operating losses before income taxes were $5.4 million in the third quarter of 2016.  Results were impacted by a modest increase in insurance and other expenses primarily reflecting higher employee-related expenses partially offset by a $1.5 million negotiated reduction in the interest expense on an IPO-related reinsurance agreement.  Net investment income increased $0.3 million as the prior year period was impacted by a negative mark-to-market on the deposit asset backing an IPO-related reinsurance agreement.  Net unrealized gains increased slightly to $110.4 million at quarter-end from $105.2 million at June 30, 2016.

Capital
Primerica repurchased $41.0 million or approximately 743,000 shares of its common stock in the third quarter and repurchased $131.5 million, or 2.7 million shares year-to-date through September.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 430% as of September 30, 2016.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Thursday, November 10, 2016 at 10:00 am EDT, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recently adopted rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2015. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30, 2016 (1)	December 31, 2015
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,761,174	$1,731,459
Fixed maturity securities held to maturity, at amortized cost	454,000	365,220
Equity securities available for sale, at fair value	47,539	47,839
Trading securities, at fair value	12,259	5,358
Policy loans	30,801	28,627
Total investments	2,305,773	2,178,503
Cash and cash equivalents	195,323	152,294
Accrued investment income	17,449	17,080
Due from reinsurers	4,161,537	4,110,628
Deferred policy acquisition costs, net	1,672,454	1,500,259
Agent balances, due premiums and other receivables	226,539	190,379
Intangible assets, net	55,766	58,318
Income taxes	29,313	35,067
Other assets	356,713	304,356
Separate account assets	2,347,816	2,063,899
Total assets	$11,368,683	$10,610,783

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,629,967	$5,431,711
Unearned premiums	526	628
Policy claims and other benefits payable	246,514	238,157
Other policyholders' funds	348,975	356,123
Notes payable	372,827	372,552
Surplus note	453,247	364,424
Income taxes	215,454	148,125
Other liabilities	436,621	417,910
Payable under securities lending	95,843	71,482
Separate account liabilities	2,347,816	2,063,899
Total liabilities	10,147,790	9,465,011

Stockholders' equity:
Common stock	460	483
Paid-in capital	66,510	180,250
Retained earnings	1,090,388	952,804
Accumulated other comprehensive income, net of income tax	63,535	12,235
Total stockholders' equity	1,220,893	1,145,772
Total liabilities and stockholders' equity	$11,368,683	$10,610,783

 (1)   Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2016	2015
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$616,587	$587,882
Ceded premiums	(399,676)	(393,987)
Net premiums	216,911	193,895
Commissions and fees	134,282	132,368
Net investment income	19,399	18,715
Realized investment gains (losses), including OTTI	(35)	(259)
Other, net	13,069	10,990
Total revenues	383,626	355,709

Benefits and expenses:
Benefits and claims	93,022	88,599
Amortization of deferred policy acquisition costs	45,428	40,797
Sales commissions	66,700	67,402
Insurance expenses	32,837	30,266
Insurance commissions	4,709	4,619
Interest expense	7,184	8,718
Other operating expenses	45,309	40,355
Total benefits and expenses	295,189	280,756
Income before income taxes	88,437	74,953
Income taxes	30,400	25,603
Net income	$58,037	$49,350

Earnings per share:
Basic earnings per share	$1.22	$0.98
Diluted earnings per share	$1.22	$0.98

Shares used in computing earnings per share:
Basic	47,008	50,082
Diluted	47,051	50,104

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2016	2015	% Change
Total revenues	$383,626	$355,709	8%
Less: Realized investment gains (losses), including OTTI	(35)	(259)
Operating revenues	$383,661	$355,968	8%

Income before income taxes	$88,437	$74,953	18%
Less: Realized investment gains (losses), including OTTI	(35)	(259)
Operating income before income taxes	$88,472	$75,212	18%

Net income	$58,037	$49,350	18%
Less: Realized investment gains (losses), including OTTI	(35)	(259)
Less: Tax impact of reconciling items	12	88
Net operating income	$58,060	$49,521	17%

Diluted earnings per share (1)	$1.22	$0.98	25%
Less: Net after-tax impact of operating adjustments	-	-
Diluted operating earnings per share (1)	$1.22	$0.98	25%

(1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2016	2015
Direct premiums	$608,396	$579,527
Less: Premiums ceded to IPO coinsurers	319,517	323,501
Adjusted direct premiums	$288,879	$256,026

Ceded premiums	$(397,214)	$(391,440)
Less: Premiums ceded to IPO coinsurers	(319,517)	(323,501)
Other ceded premiums	$(77,697)	$(67,939)

Net premiums	$211,182	$188,087

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2016	2015
Total revenues	$30,948	$29,908
Less: Realized investment gains (losses), including OTTI	(35)	(259)
Operating revenues	$30,983	$30,167

Loss before income taxes	$(5,460)	$(6,377)
Less: Realized investment gains (losses), including OTTI	(35)	(259)
Operating loss before income taxes	$(5,425)	$(6,118)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2016	December 31, 2015
Stockholders' equity	$1,220,893	$1,145,772
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	71,762	32,036
Adjusted stockholders' equity	$1,149,131	$1,113,736